Exhibit 10.3

DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032

September 26, 2005

Ladies and Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement, dated November 30, 2004 (the “Preferred Stock Purchase Agreement”), by and among DrugMax, Inc. (the “Company”) and the purchasers signatory thereto (the “Preferred Stock Purchasers”), pursuant to which the Company issued certain shares of Series A convertible redeemable preferred stock (the “Preferred Stock”, and together with the Certificate of Designation for the Preferred Stock, the “Preferred Stock Documents”) and common stock purchase warrants (the “Preferred Stock Warrants”) to the Preferred Stock Purchasers.

The Preferred Stock Purchase Agreement, Preferred Stock Documents, Preferred Stock Warrants, and all agreements, instruments, certificates, and other securities issued or entered into as evidencing rights or obligations in connection therewith and any other agreements you have with the Company are sometimes herein collectively referred to as the “Transaction Documents.”

WHEREAS, the Company has determined it to be in its best interests to engage in a private placement through Roth Capital Partners, LLC, as a placement agent (the “Private Placement”) of its common stock, par value $0.001 per share (the “Common Stock”) and common stock purchase warrants of the company (the “Private Placement Warrants”).

WHEREAS, the Company has determined it to be in its best interests to use certain of the proceeds from the Private Placement to redeem the Preferred Stock (the “Redemption”).

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, notwithstanding any provision in any Transaction Documents to the contrary, the Company and the Preferred Stock Purchasers hereby agree as follows:

(i)

(a)	as of the date of this letter, the Preferred Stock Purchasers, severally and not jointly, waive any right of first refusal, participation or similar right, that any of them may have under any Transaction Document to participate in the Private Placement and, in connection therewith, waive any claims that they may respectively have against any investment banker, placement agent or potential investor in the Private Placement as a result of the planning, execution, delivery, performance of, or participation in, the Private Placement;

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(b)	upon the closing of the Private Placement, the Company will redeem, and the Preferred Stock Purchasers hereby consent to the Redemption of, the Preferred Stock for an amount equal to 100% of its Stated Value (as defined in the Preferred Stock Documents), payable in cash,

(c)	upon the closing of the Private Placement, the Preferred Stock Warrants shall remain outstanding in accordance with their terms;

(d)	upon the closing of the Private Placement, the Preferred Stock Warrants exercise price will be automatically reduced to the per share purchase price of the shares of Common Stock issued thereafter in the Private Placement, and the exercise price of the Preferred Stock Warrants shall not be subject to further adjustments (other than equitable adjustments) as a result of subsequent equity issuances by the Company. Accordingly, Section 3(b) shall be deleted from the Preferred Stock Warrants following the Private Placement (but only following the exercise price reduction mentioned in the immediately preceding sentence);

(e)	upon the redemption of the Preferred Stock, the Company agrees that it will pay all accrued but unpaid dividends; and

(f)	each Preferred Stock Purchaser, severally and not jointly with the other Preferred Stock Purchasers, hereby agrees that neither it, nor any person acting on its behalf or in concert therewith will engage in any transactions in or involving our common stock (including “short sales” as defined under federal securities laws) until such time as (1) the closing of the Private Placement has been publicly disclosed or (2) the Company informs the Preferred Stock Purchasers that the Private Placement has been abandoned.

(ii)	conditional upon and subject to the Company performing its obligations under clause (i)(b) above, each Preferred Stock Purchaser, severally and not jointly with the other Preferred Stock Purchasers, hereby:

(a)	acknowledges, consents to and approves (to the extent it has the right or is required to do so) the Private Placement;

(b)	waives any violations of the terms of, or conflicts with, or liquidated damages in connection with, the Transaction Documents which may exist, or which may arise as a result of, the entering into or consummation of any of the Private Placement and the Redemption and the respective transactions undertaken by the Company in connection therewith;

(c)	acknowledges that no default or violation by the Company of any term of any Transaction Document has occurred that has not been waived or cured;

September 26, 2005

(d)	waives any liquidated or other damages and penalties that otherwise might have accrued to the benefit of the Preferred Stock Purchasers under the Transaction Documents prior to the Redemption; and

(e)	waives for all future Subsequent Financings (as defined in the Preferred Stock Purchase Agreement) the application of Section 4.13 and any further application of Section 4.14 of the Preferred Stock Purchase Agreement.

Other than the waivers, consents and agreements set forth in clause (i)(a) and (i)(d) (which will be irrevocable, effective and permanent upon the execution and delivery of counterpart signature pages of this letter), the waivers, consents and agreements set forth in this letter agreement shall terminate ab initio and be of no further force and effect among the parties if the closing of the Private Placement or the Redemption do not occur by October 31, 2005.

Each Preferred Stock Purchaser hereby represents and warrants that it is the sole owner of 100% of the Preferred Stock and Preferred Stock Warrants originally issued to it upon the closing of the transactions contemplated by the Preferred Stock Purchase Agreement. Each Preferred Stock Purchaser severally and not jointly hereby acknowledges the confidential nature of the information contained in this letter, and agrees to maintain in strictest confidence such information and the existence and terms of this letter.

This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution of this letter agreement may be made by delivery by facsimile.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Preferred Stock Purchase Agreement, except as set forth on the signature pages hereto.

The Company acknowledges and agrees that no consideration other than the consideration set forth herein has been or shall be offered or paid to any other person to obtain a Preferred Stock Purchaser’s agreement to enter into this letter agreement or agree to the terms set forth herein. The first sentence of this paragraph is intended to treat for the Company the Preferred Stock Purchasers as a class and shall not in any way be construed as the Preferred Stock Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of securities of the Company or otherwise. We have elected to provide all Preferred Stock Purchasers with the same letter agreement for the convenience of the Company and not because it was required or requested to do so by the Preferred Stock Purchasers.

Except as expressly amended, waived or modified hereby, the Transaction Documents are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms hereof.

By their respective execution and delivery of this letter agreement, each Preferred Stock Purchaser hereby represents and warrants that the execution, delivery, performance and

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consummation of this letter agreement has been duly authorized by all necessary action on the part of such Preferred Stock Purchaser and upon the delivery of signatures to this letter agreement by all Preferred Stock Purchasers, this letter agreement shall form a legal and binding agreement of such Preferred Stock Purchasers enforceable against it in accordance with the terms hereof.

Sincerely,

DRUGMAX, INC.

By:
Name:	Edgardo A. Mercadante
Title:	Co-Chairman & CEO

Name of Preferred Stock Purchaser:

Signature of Authorized Signatory of Preferred Stock Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory: